Exhibit 10.35

December 23, 2004

James Lightman

576 Dutton Road

Sudbury, Massachusetts 01776

Dear Jim:

On behalf of IntraLase Corp., I am pleased to confirm our offer of employment for the position of Senior Vice President, General Counsel reporting to Bob Palmisano, CEO. As discussed, your bi-weekly salary will be $8,653.84, which is equivalent to $225,000 annually.

You will be eligible to participate in the 2005 IntraLase Executive Incentive Compensation Plan. Your incentive target will be 35% of your base salary. Information outlining the details of the plan and your eligibility will be forwarded shortly.

In order to assist you with your relocation to southern California, you will be eligible for reimbursement for customary expenses associated with a coast to coast executive relocation, including the shipment of household items, furniture, automobiles and similar personal property, transaction costs associated with the sale of your home and the purchase or rental of a residence in southern California, temporary lodging, and reasonable travel expenses pending completion of the relocation. These reimbursable expenses are not to exceed $125,000.00. Reimbursements in excess of this amount will require the approval and authorization of the CEO. To the extent any reimbursements are taxable to you, the payments will be grossed up so as to keep you whole. However, reimbursements and gross up shall not exceed $125,000.00.

Furthermore, you will be eligible to participate in the IntraLase Corp. Stock Incentive Plan. Subject to approval by the Board of Directors, you will be granted 229,740 time-based stock options. Your options will have a four-year vesting schedule; vesting 25% on the one-year anniversary and 2.083% on the anniversary day of each month thereafter. Details of the plan will be outlined in the Stock Option Agreement.

Additionally, you will receive a one time sign on bonus equal to $25,000.00. This amount will be payable subsequent to your start date and will be subject to all applicable taxes and withholdings.

As an employee of IntraLase you are eligible to participate in the Company’s benefit programs, which include medical, dental, vision, life insurance, short and long term disability, and our 401k plan. Information on these plans will be provided at new employee orientation. You will also be eligible for all other benefits including paid holidays and 4 weeks vacation.

It should be noted that employment at IntraLase is at-will. Nothing in this letter creates or is intended to create a promise or representation of continued employment with IntraLase Corp. Where applicable, IntraLase retains the right to require employment-related disputes to be resolved through binding arbitration.

Should you accept this offer of employment you will enter into a Change of Control Agreement in the form of exhibit 10.24 to the registration statement on form S-1 filed in connection with the company’s initial public offering. Further, in the event your employment is terminated without “cause” or is terminated by you for “good reason”, other than in connection with a Change of Control, you will be entitled to the severance benefits described in the Change of Control Agreement except that the severance payment would be equal to one year’s salary and the benefits extension period would be capped at one year.

Full time employment is conditioned upon the following:

•	IntraLase Corp. is committed to providing a safe, efficient and productive work place. To achieve this objective, the Company desires to prevent drug or alcohol use in the work place. All offers of employment, temporary and full time are conditioned upon successful completion of a drug screening examination. The examination will be performed at the Company’s expense.

•	A complete and clear background check and satisfactory reference checks.

•	Signing the Company’s Proprietary Information Agreement.

•	Completing all necessary new hire documentation.

In compliance with the Immigration Control Act of 1986, it will be necessary for you to produce documentation indicating your legal right to work in the United States. This may be in the form of a U.S. Passport, foreign passport with appropriate work visa, or a photo I.D. such as a driver’s license, your voter’s registration card, birth certificate or social security card.

This offer is being presented with the understanding that you have until February 14, 2005 in which to consider it. Your acceptance or rejection of this offer should be acknowledged at such time.

Jim, we welcome you with the anticipation that you will make significant contributions at IntraLase. We believe that IntraLase has a significant market opportunity with exciting and competitive technology. We are convinced that this is an excellent time to join our Company and hope that you will accept our invitation to join the IntraLase team.

Sincerely,

/s/ Kevin Harley
Kevin Harley
Vice President, Human Resources

Acceptance:

/s/ James Lightman	2/14/05
James Lightman	Date